P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Edward G. Sloane
January 24, 2012		Chief Financial Officer and Treasurer
(740) 373-3155

PEOPLES BANCORP INC. ANNOUNCES INCREASED EARNINGS IN 2011
_____________________________________________________________________

MARIETTA, Ohio - Peoples Bancorp Inc. (“Peoples”) (NASDAQ: PEBO) today announced results for the quarter and year ended December 31, 2011. Net income available to common shareholders totaled $3.5 million, or $0.33 per diluted common share, for the quarter, and $11.2 million, or $1.07 for the year. These amounts were substantially higher than the $0.01 and $0.34 per diluted common share earned for the same periods in 2010, respectively, driven by improvement in asset quality and corresponding reductions in provision for loan losses and other loan-related losses. Fourth quarter 2011 earnings were down slightly from the linked quarter, due mostly to additional preferred dividends associated with the repurchase of the previously outstanding preferred shares.
Summary points regarding fourth quarter and 2011 results:

•
Loan-related losses totaled $0.4 million for the fourth quarter and $8.9 million for the full year 2011, compared to $7.8 million and $30.1 million for the same periods in 2010. Net loan charge-offs were 1.16% and 2.66% of average loans in 2011 and 2010, respectively.

•
Nonperforming assets decreased $4.6 million, or 12%, during the fourth quarter and $12.8 million, or 28%, during 2011, mostly due to loan paydowns and reductions in other real estate owned ("OREO"). At year-end 2011, nonperforming assets were 3.41% of total loans and OREO versus 3.84% at September 30, 2011 and 4.64% at year-end 2010.

•
Total criticized assets, which are those classified as watch, substandard or doubtful, while comparable with the prior quarter-end, were down $27 million, or 15%, from the prior year-end. Much of the improvement in 2011 was due to $16 million in loan paydowns and $9 million of loan upgrades.

•
At December 31, 2011, the allowance for loan losses was 2.53% of total loans and 79.0% of nonperforming loans versus 2.65% and 76.2%, respectively, at September 30, 2011, and 2.79% and 66.1%, respectively, at year-end 2010.

•
Total revenue grew 2% over the linked quarter, driven mostly by stronger net interest income and margin. For the year, total revenue decreased 5% in 2011, as lower net interest income more than offset growth in non-interest income.

•
Total non-interest expense was up 7% on a linked quarter basis, resulting in year-over-year increases of 17% for the quarter and 8% for the year. Most of the expense increases were the result of higher employee benefit costs, plus additional compensation expense relating to staffing reductions. Other operating expenses were generally contained during 2011 as a result of various cost saving initiatives throughout the year.

•
Total loans decreased $12 million in the fourth quarter, primarily reflecting a reduction in commercial credit line usage, and were down $22 million for the year, due mostly to paydowns and charge-offs of commercial loans.

•	Retail deposits grew $9 million over the prior quarter-end and $13 million in 2011, driven by low-cost, core deposit growth.

•
In late December 2011, Peoples repurchased the remaining $18 million outstanding preferred stock issued as part of the TARP Capital Purchase Program. In connection with this repurchase, Peoples recognized the unamortized discount, which reduced fourth quarter 2011 net income available to common shareholders by $112,000.

"We are very pleased to report meaningful improvement in earnings for the fourth quarter and full year of 2011,” said Chuck Sulerzyski, President and Chief Executive Officer. “Much of this success was the result of significantly lower credit costs during most of 2011 corresponding with favorable asset quality trends. Also in 2011, we made investments to enhance our sales efforts, increase top-line revenue production and position the company for long-term growth."
Sulerzyski added, "Another major success in 2011 was the full repayment of the TARP capital issued in 2009 without any additional dilutive impact to our existing common shareholders. This action removes several restrictions on the company and our ability to enhance shareholder value through prudent growth and capital management."
Net interest income was $13.8 million for the fourth quarter of 2011, up 4% from the linked quarter, while net interest margin was 3.49% versus 3.39%. Fourth quarter 2011 interest income benefited from higher average loan balances, due mostly to third quarter loan growth, coupled with stable loan yields resulting from Peoples' disciplined pricing of new loans. However, much of this benefit was offset by lower reinvestment rates for investments due to the current interest rate environment. Interest expense decreased 9% largely attributable to the maturity of $26.2 million in retail certificates of deposit ("CDs") from a special product offering in 2008, which had an average cost of 4.01%. Also impacting fourth quarter net interest income and margin was $215,000, or 5 basis points of margin, in additional investment accretion income on a collateral mortgage-obligation security due to calls of the underlying assets. In 2011, net interest income decreased 10% to $54.0 million, as the impact of the sustained low interest rate environment and lower average loan balances caused a decline in interest income that exceeded the reduction in funding costs.
"Net interest income and margin exceeded our expectations as low-cost deposit growth provided opportunities to reduce overall funding costs," said Edward G. Sloane, Chief Financial Officer and Treasurer. “We also were pleased to maintain our total asset yield comparable with the linked quarter given the impact of the low market interest rates. In 2012, our funding costs will benefit from additional high-cost CDs maturing in the first quarter. We also will emphasize growing loans, while remaining disciplined with our pricing, to stabilize asset yields throughout the year. These actions would ease the pressure on our net interest margin should interest rates stay at their current low levels."
Total non-interest income increased 2% for the fourth quarter and 4% for the year compared to the same periods in 2010. These increases were driven mostly by stronger electronic banking income and deposit account service charges, coupled with increased revenue generated from insurance and wealth management services compared to 2010. Mortgage banking income, while down slightly year-over-year, experienced strong linked quarter growth due to increased refinancing activity. However, this linked quarter increase was more than offset by seasonal declines in insurance income and deposit account service charges, resulting in a slight decrease in total non-interest income.
In the fourth quarter of 2011, total non-interest expense was up $1.1 million or 7% on a linked quarter basis and $2.4 million or 17% year-over-year. These increases were driven primarily by expenses incurred during the quarter associated with ongoing efforts to position for long-term growth. For the year, total non-interest expense was up $4.3 million, or 8%, due mostly to higher salary and employee benefit costs, as reduced FDIC insurance costs and foreclosed real estate and other loan costs offset the additional marketing expense and higher professional fees, primarily external legal and consulting services.
Fourth quarter 2011 salary and employee benefit expenses were $644,000, or 7%, higher than the linked quarter. The largest portion of this increase consisted of severance costs of approximately $160,000 associated with staffing reductions in targeted areas. Other significant factors included higher sales-based compensation and incentive plan expense, plus additional pension plan costs due to settlements during the second half of 2011. Compared to the prior year, fourth quarter salary and employee benefit expenses were up $2.2 million, of which $1.1 million related to Peoples' employee medical benefit, incentive and pension plans. Key contributing factors to the remaining increase were annual base salary adjustments and the previously-mentioned severance costs. Employee medical benefit costs were impacted by higher claims activity in 2011, while the additional incentive plan expense corresponded with the stronger 2011 operating results. In 2011, Peoples incurred pension settlement charges of $408,000 and $407,000 for the third and fourth quarters, respectively, as the threshold for recognizing such charges was lower due to the benefit freeze enacted in early 2011. As such, no settlement charges were incurred in first half of 2011 or any quarter in 2010. The majority of the fourth quarter charges was a result of actions Peoples took to reduce its pension obligation, while the third quarter 2011 charges were attributable to lump sum distributions to participants.
Marketing expense was higher in the fourth quarter of 2011 versus both the linked and prior year quarters, due primarily to a $200,000 contribution to the Peoples Bancorp Foundation Inc. Fourth quarter professional fees, while down slightly from the prior year, were up 14% on a linked quarter basis, primarily reflecting costs of consulting services relating to employee benefit plans and various strategic initiatives.
"In 2011, operating expenses increased moderately due to higher personnel-related costs and strategic investments in our company and communities," said Sloane. "Given the nature of some 2011 expenses, we do not expect similar increases during 2012. Actions taken to right-size staffing levels drove the fourth quarter reduction in full-time equivalent employees and will lead to lower salary-related expenses in 2012. Other cost saving initiatives are underway which should offset any incremental costs associated with our efforts to grow the company. As such, we are targeting an efficiency ratio in the range of 66% to 68% for 2012, compared to the over 70% for the fourth quarter of 2011."
Portfolio loan balances decreased $12.3 million during the fourth quarter, to $938.5 million at December 31, 2011. Much of this linked quarter decline was the result of paydowns on commercial loans, including a $6.5 million reduction relating to lower utilization of lines of credit. During the first half of 2011, Peoples experienced sizable paydowns and charge-offs on commercial loans, which contributed to the $22.2 million decline in portfolio loans since year-end 2010.
“Higher than anticipated commercial loan paydowns for the fourth quarter led to lower loan balances at year-end,” said Sulerzyski. “The addition of several new lenders in 2011 helped boost new loan production and stabilize loan balances in the second half of the year. While competition for quality loans has started to intensify and economic conditions remain weakened, our new production pipeline is strengthening. We are committed to growing loans and making consumer lending a larger portion of our portfolio.”
In 2011, Peoples experienced a steady decline in the total amount of assets classified as either watch, substandard or doubtful. Total criticized assets were down slightly on a linked quarter basis and decreased $26.9 million, or 15%, for the year. In the fourth quarter of 2011, Peoples' watch-rated loans increased $7.6 million, as the downgrading of a single commercial loan more than offset the $5.2 million in upgrades and paydowns experienced. Compared to year-end 2010, total watch-rated loans increased $3.1 million, or 5%, during 2011. In contrast, Peoples' substandard assets decreased $8.8 million, or 9%, from the linked quarter-end, due mostly to paydowns and upgrades. For the year, total substandard assets decreased $30.0 million, or 26%. Peoples' total nonperforming assets decreased 12% in the fourth quarter and 28% for the full year, to $32.2 million, or 1.80% of total assets, at December 31, 2011. In comparison, total nonperforming assets were $36.8 million and 2.04% at September 30, 2011, and $45.0 million, or 2.45% of total assets, at year-end 2010.
“We made good progress towards restoring our asset quality in 2011,” commented Sloane. “For most of 2011, net charge-offs were more in line with our long-term historical average after several quarters of abnormally high losses. We reduced nonperforming assets by 28% in 2011 as we intensified our focus on problem loan workouts. These positive trends should be sustainable in 2012, even with challenging economic conditions in most of our markets. As a result. we decreased our allowance for loan losses moderately and will continue to take a cautious approach with future reductions.”
Peoples' allowance for loan losses was $23.7 million, or 2.53% of gross loans, at year-end 2011, down from $25.2 million, or 2.65% at the prior quarter end and $26.8 million and 2.79% at December 31, 2010. During the fourth quarter of 2011, net loan charge-offs were $1.0 million, or 0.43% of average loans on an annualized basis. In comparison, net charge-offs were $0.8 million, or 0.34%, last quarter and $7.4 million, or 2.93%, in the fourth quarter of 2010. The lower level of net charge-offs, coupled with the continued decrease in substandard-rated loans resulted in a $0.5 million recovery of loan losses for the fourth quarter of 2011, which partially offset the impact of a net loss of $0.9 million on OREO. In comparison, Peoples recorded provisions for loan losses of $0.9 million and $7.0 million for the linked quarter and fourth quarter of 2010, respectively. Peoples also realized a net OREO gain of $0.4 million in the third quarter of 2011 and incurred a net loss of $0.8 million for the fourth quarter of 2010.
During the fourth quarter of 2011, retail deposits increased $8.9 million as growth in low-cost core deposits and money market balances more than offset a seasonal reduction in governmental deposit balances. In 2011, non-interest-bearing deposits grew 12% to $239.8 million, while interest-bearing retail deposit balances declined $11.9 million, or 1%, as a reduction in CDs and money market balances was partially offset by increases in savings and interest-bearing demand account balances of 13% and 10%, respectively. Peoples' funding strategy during 2011 involved adjusting the mix from high-cost funding sources to low-cost deposits. This strategy accounted for most of the decrease in CDs and money market account balances since year-end 2010.
On December 28, 2011, Peoples repurchased the remaining $18 million of the $39 million of preferred stock issued in January 2009 in connection with Peoples' participation in the TARP Capital Purchase Program. This repurchase occurred without the need for Peoples to issue any new common equity and eliminated the $900,000 in annual preferred dividends, which equates to approximately $0.09 per diluted common share. However, fourth quarter 2011 net income available to common shareholders was impacted by Peoples' recognizing the $112,000 unamortized discount relating to the previously outstanding preferred shares. At December 31, 2011, Peoples' Tier 1 and total risk-based capital ratios were 14.85% and 16.20%, respectively. These ratios remained higher than the amounts needed to be considered "well capitalized" and higher than the ratios of 11.88% and 13.19%, respectively, at year-end 2008, which was the most recently completed quarter prior to Peoples' issuing the repurchased preferred shares. Peoples is negotiating with the U.S Treasury to repurchase the ten-year warrant also issued along with the preferred shares under the TARP Capital Purchase Program.
"Overall, 2011 results reflect success in several areas, most notably the repayment of the TARP capital and removal of the related restrictions on the company," summarized Sulerzyski. "As we move into 2012, we are focused on continuing the improvement in asset quality, while at the same time intensifying our pursuit of profitable growth. We anticipate these efforts will produce positive results for our shareholders, employees and local communities."
Peoples Bancorp Inc. is a diversified financial products and services company with $1.8 billion in assets, 47 locations and 42 ATMs in Ohio, West Virginia and Kentucky. Peoples makes available a complete line of banking, investment, insurance, and trust solutions through its financial service units - Peoples Bank, National Association; Peoples Financial Advisors (a division of Peoples Bank); and Peoples Insurance Agency, LLC. Peoples' common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly-traded companies. Learn more about Peoples at www.peoplesbancorp.com.

Conference Call to Discuss Earnings:
Peoples will conduct a facilitated conference call to discuss fourth quarter and 2011 results of operations today at 11:00 a.m., Eastern Standard Time, with members of Peoples' executive management participating. Analysts, media and individual investors are invited to participate in the conference call by calling (800) 860-2442. A simultaneous Webcast of the conference call audio will be available online via the “Investor Relations” section of Peoples' website, www.peoplesbancorp.com. Participants are encouraged to call or sign in at least 15 minutes prior to the scheduled conference call time to ensure participation and, if required, to download and install the necessary software. A replay of the call will be available on Peoples' website in the “Investor Relations” section for one year.

Safe Harbor Statement:
Certain statements made in this news release regarding Peoples' financial condition, results of operations, plans, objectives, future performance and business, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by the fact they are not historical facts and include words such as “anticipate”, “could”, “may”, “feel”, “expect”, “believe”, “plan”, and similar expressions.
These forward-looking statements reflect management's current expectations based on all information available to management and its knowledge of Peoples' business and operations. Additionally, Peoples' financial condition, results of operations, plans, objectives, future performance and business are subject to risks and uncertainties that may cause actual results to differ materially. These factors include, but are not limited to: (1) deterioration in the credit quality of Peoples' loan portfolio could occur due to a number of factors, such as adverse changes in economic conditions that impair the ability of borrowers to repay their loans, the underlying value of the collateral could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected, which may adversely impact the provision for loan losses; (2) competitive pressures among financial institutions or from non-financial institutions may increase significantly, including product and pricing pressures and Peoples' ability to attract, develop and retain qualified professionals; (3) changes in the interest rate environment, which may adversely impact interest margins and/or values of financial instruments; (4) changes in prepayment speeds, loan originations, sale volumes and charge-offs, which may be less favorable than expected and adversely impact the amount of interest income generated; (5) economic conditions, either nationally or in areas where Peoples and its subsidiaries do business, may be less favorable than expected, which could decrease the demand for loans, deposits and other financial services and increase loan delinquencies and defaults; (6) political developments, wars or other hostilities, which may disrupt or increase volatility in securities markets or other economic conditions; (7) legislative or regulatory developments affecting the respective businesses of Peoples and its subsidiaries, including changes in laws and regulations relating to taxes, accounting, banking, securities and other aspects of the financial services industry, specifically the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 as well as future regulations which will be adopted by the relevant regulatory agencies, which may subject Peoples and its subsidiaries to a variety of new and more stringent legal and regulatory requirements; (8) the effect of changes in accounting policies and practices, as may be adopted by the Financial Accounting Standards Board, the SEC, the Public Company Accounting Oversight Board and other regulatory agencies, and the accuracy of our assumptions and estimates used to prepare Peoples' consolidated financial statements; (9) adverse changes in the conditions and trends in the financial markets, which may adversely affect the fair value of securities within Peoples' investment portfolio and interest rate sensitivity of Peoples' consolidated balance sheet; (10) Peoples' ability to receive dividends from its subsidiaries; (11) Peoples' ability to maintain required capital levels and adequate sources of funding and liquidity; (12) the impact of larger or similar financial institutions encountering problems, which may adversely affect the banking industry and/or Peoples; (13) the costs and effects of regulatory and legal developments, including the outcome of potential regulatory or other governmental inquiries and legal proceedings and results of regulatory examinations; (14) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity; (15) Peoples' ability to secure confidential information through the use of computer systems and telecommunications network may prove inadequate, which could adversely affect customer confidence in Peoples and/or result in Peoples incurring a financial loss and (16) other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples' reports filed with the Securities and Exchange Commission (“SEC”), including those risk factors included in the disclosures under the heading “ITEM 1A. RISK FACTORS” of Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 2010.
Peoples encourages readers of this news release to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance. Peoples undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements. Copies of documents filed with the SEC are available free of charge at the SEC's website at http://www.sec.gov and/or from Peoples' website.
As required by U.S. GAAP, Peoples is required to evaluate the impact of subsequent events through the issuance date of its December 31, 2011 consolidated financial statements as part of its Annual Report on Form 10-K to be filed with the SEC. Accordingly, subsequent events could occur that may cause Peoples to update its critical accounting estimates and to revise its financial information from that which is contained in this news release.

PER COMMON SHARE DATA AND SELECTED RATIOS

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2011	2011	2010	2011	2010
PER COMMON SHARE:
Earnings per share:
Basic	$0.33	$0.35	$0.01	$1.07	$0.34
Diluted	0.33	0.35	0.01	1.07	0.34
Cash dividends declared per share	0.10	0.10	0.10	0.30	0.40
Book value per share	19.67	19.70	18.36	19.67	18.36
Tangible book value per share (a)	13.53	13.55	12.16	13.53	12.16
Closing stock price at end of period	$14.81	$11.00	$15.65	$14.81	$15.65

SELECTED RATIOS:
Return on average equity (b)	6.79%	7.03%	0.96%	5.72%	2.33%
Return on average common equity (b)	6.69%	7.19%	0.11%	5.61%	1.76%
Return on average assets (b)	0.84%	0.86%	0.12%	0.69%	0.28%
Efficiency ratio (c)	73.53%	69.70%	62.14%	68.98%	60.30%
Net interest margin (b)(d)	3.49%	3.39%	3.44%	3.43%	3.51%
Dividend payout ratio (e)	30.32%	28.77%	n/a	28.35%	119.33%

(a)
This amount represents a non-GAAP measure since it excludes the balance sheet impact of intangible assets acquired through acquisitions on stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this release.

(b)	Ratios are presented on an annualized basis.

(c)	Non-interest expense (less intangible amortization) as a percentage of fully tax-equivalent net interest income plus non-interest income (less securities and asset disposal gains/losses).

(d)	Information presented on a fully tax-equivalent basis.

(e)	Dividends declared on common shares as a percentage of net income available to common shareholders.

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
(in $000’s)	2011	2011	2010	2011	2010
Interest income	$18,475	$18,400	$20,380	$75,133	$89,335
Interest expense	4,686	5,136	6,319	21,154	29,433
Net interest income	13,789	13,264	14,061	53,979	59,902
(Recovery of) provision for loan losses	(473)	865	6,952	7,998	26,916
Net interest income after provision for loan losses	14,262	12,399	7,109	45,981	32,986
Gross impairment losses on investment securities	—	—	—	—	(1,620)
Less: Non-credit losses included in other comprehensive income	—	—	—	—	166
Net other-than-temporary impairment losses	—	—	—	—	(1,786)
Net gain on securities transactions	—	57	—	473	6,852
Loss on debt extinguishment	—	—	—	—	(3,630)
(Loss) gain on loans held-for-sale and other real estate owned	(869)	419	(832)	(927)	(3,173)
Net gain (loss) on other assets	60	(30)	(90)	11	(88)
Non-interest income:
Deposit account service charges	2,509	2,628	2,411	9,765	9,581
Insurance income	1,944	2,324	1,958	9,265	8,846
Trust and investment income	1,429	1,385	1,357	5,548	5,348
Electronic banking income	1,324	1,313	1,243	5,142	4,686
Mortgage banking income	657	370	710	1,687	1,566
Bank owned life insurance	76	96	113	351	608
Other non-interest income	349	275	308	1,186	999
Total non-interest income	8,288	8,391	8,100	32,944	31,634
Non-interest expense:
Salaries and employee benefits costs	9,345	8,701	7,117	33,626	29,222
Net occupancy and equipment	1,459	1,453	1,440	5,885	5,781
Professional fees	916	807	968	3,531	3,108
Electronic banking expense	676	713	623	2,692	2,453
Data processing and software	487	490	474	1,893	2,032
Foreclosed real estate and other loan expenses	388	251	275	1,213	1,675
Franchise taxes	377	369	456	1,505	1,576
FDIC insurance	315	440	624	1,867	2,470
Communication expense	308	307	297	1,223	1,188
Amortization of intangible assets	131	141	214	586	918
Other non-interest expense	2,162	1,758	1,712	7,310	6,619
Total non-interest expense	16,564	15,430	14,200	61,331	57,042
Income before income taxes	5,177	5,806	87	17,151	5,753
Income tax expense (benefit)	1,333	1,885	(481)	4,596	172
Net income	$3,844	$3,921	$568	$12,555	$5,581
Preferred dividends	345	237	513	1,343	2,052
Net income available to common shareholders	$3,499	$3,684	$55	$11,212	$3,529
PER COMMON SHARE DATA:
Earnings per share – Basic	$0.33	$0.35	$0.01	$1.07	$0.34
Earnings per share – Diluted	$0.33	$0.35	$0.01	$1.07	$0.34
Cash dividends declared per share	$0.10	$0.10	$0.10	$0.30	$0.40

Weighted-average shares outstanding – Basic	10,494,210	10,484,609	10,445,718	10,482,318	10,424,474
Weighted-average shares outstanding – Diluted	10,514,960	10,519,673	10,452,001	10,491,252	10,431,990
Actual shares outstanding (end of period)	10,507,124	10,489,400	10,457,327	10,507,124	10,457,327

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(in $000’s)	2011	2010

Assets
Cash and cash equivalents:
Cash and due from banks	$32,346	$28,324
Interest-bearing deposits in other banks	6,604	46,320
Total cash and cash equivalents	38,950	74,644

Available-for-sale investment securities, at fair value (amortized cost of $617,128
at December 31, 2011 and $617,122 at December 31, 2010)	628,571	613,986
Held-to-maturity investment securities, at amortized cost (fair value of $16,705
at December 31, 2011 and $2,954 at December 31, 2010)	16,301	2,965
Other investment securities, at cost	24,356	24,356
Total investment securities	669,228	641,307

Loans, net of deferred fees and costs	938,506	960,718
Allowance for loan losses	(23,717)	(26,766)
Net loans	914,789	933,952

Loans held-for-sale	3,271	4,755
Bank premises and equipment, net of accumulated depreciation	23,905	24,934
Bank owned life insurance	49,384	53,532
Goodwill	62,520	62,520
Other intangible assets	1,955	2,350
Other assets	30,159	39,991
Total assets	$1,794,161	$1,837,985

Liabilities
Deposits:
Non-interest-bearing deposits	$239,837	$215,069
Interest-bearing deposits	1,111,243	1,146,531
Total deposits	1,351,080	1,361,600

Short-term borrowings	51,643	51,509
Long-term borrowings	142,312	157,703
Junior subordinated notes held by subsidiary trust	22,600	22,565
Accrued expenses and other liabilities	19,869	13,927
Total liabilities	1,587,504	1,607,304

Stockholders' Equity
Preferred stock, no par value (50,000 shares authorized, 0 shares issued
at December 31, 2011 and 39,000 shares issued at December 31, 2010)	—	38,645
Common stock, no par value (24,000,000 shares authorized, 11,122,247 shares issued at December 31, 2011 and 11,070,022 shares issued at December 31, 2010),
including shares in treasury	166,969	166,298
Retained earnings	53,580	45,547
Accumulated comprehensive income (loss), net of deferred income taxes	1,412	(4,453)
Treasury stock, at cost (615,123 shares at December 31, 2011 and
612,695 shares at December 31, 2010)	(15,304)	(15,356)
Total stockholders' equity	206,657	230,681
Total liabilities and stockholders' equity	$1,794,161	$1,837,985

SELECTED FINANCIAL INFORMATION

	December 31,	September 30,	June 30,	March 31,	December 31,
(in $000’s, end of period)	2011	2011	2011	2011	2010
Loan Portfolio
Commercial real estate	$410,352	$424,741	$411,355	$413,011	$425,528
Commercial and industrial	140,857	140,058	145,625	147,825	153,713
Real estate construction	30,577	26,751	29,259	38,154	27,595
Residential real estate	219,619	222,374	215,242	215,040	219,833
Home equity lines of credit	47,790	48,085	48,148	48,281	48,525
Consumer	87,531	87,072	88,345	84,078	83,323
Deposit account overdrafts	1,780	1,712	2,145	1,640	2,201
Total loans	$938,506	$950,793	$940,119	$948,029	$960,718

Deposit Balances
Interest-bearing deposits:
Retail certificates of deposit	$411,247	$415,190	$421,167	$420,828	$430,886
Money market deposit accounts	268,410	254,012	264,677	270,574	289,657
Governmental deposit accounts	122,916	140,357	150,319	149,961	119,572
Savings accounts	138,383	132,182	133,352	132,323	122,444
Interest-bearing demand accounts	106,233	100,770	99,324	97,561	96,507
Total retail interest-bearing deposits	1,047,189	1,042,511	1,068,839	1,071,247	1,059,066
Brokered certificates of deposits	64,054	64,470	67,912	70,522	87,465
Total interest-bearing deposits	1,111,243	1,106,981	1,136,751	1,141,769	1,146,531
Non-interest-bearing deposits	239,837	235,585	222,075	219,175	215,069
Total deposits	$1,351,080	$1,342,566	$1,358,826	$1,360,944	$1,361,600

Asset Quality
Nonperforming assets:
Loans 90+ days past due and accruing	$—	$146	$124	$37	27
Nonaccrual loans	30,022	32,957	31,421	32,322	40,450
Total nonperforming loans	30,022	33,103	31,545	32,359	40,477
Other real estate owned	2,194	3,667	3,546	4,400	4,495
Total nonperforming assets	$32,216	$36,770	$35,091	$36,759	$44,972

Allowance for loan losses as a percent of
nonperforming loans	79.00%	76.16%	79.78%	75.56%	66.10%
Nonperforming loans as a percent of total loans	3.19%	3.47%	3.35%	3.41%	4.19%
Nonperforming assets as a percent of total assets	1.80%	2.04%	1.95%	2.04%	2.45%
Nonperforming assets as a percent of total loans
and other real estate owned	3.41%	3.84%	3.71%	3.85%	4.64%
Allowance for loan losses as a percent of total loans	2.53%	2.65%	2.68%	2.58%	2.79%

Capital Information(a)
Tier 1 common ratio	12.82%	12.40%	12.05%	11.72%	11.59%
Tier 1 risk-based capital ratio	14.85%	15.98%	15.62%	15.25%	16.91%
Total risk-based capital ratio (Tier 1 and Tier 2)	16.20%	17.33%	16.97%	16.60%	18.24%
Leverage ratio	9.44%	10.37%	10.10%	9.81%	10.63%
Tier 1 common capital	$142,520	$139,828	$136,842	$133,891	$133,197
Tier 1 capital	165,120	180,294	177,287	174,314	194,407
Total capital (Tier 1 and Tier 2)	180,057	195,480	192,663	189,672	209,738
Total risk-weighted assets	$1,111,774	$1,127,921	$1,135,234	$1,142,758	$1,149,587
Tangible equity to tangible assets (b)	8.22%	9.19%	8.86%	8.39%	9.35%
Tangible common equity to tangible assets (b)	8.22%	8.16%	7.83%	7.36%	7.17%
(a) December 31, 2011 data based on preliminary analysis and subject to revision.
(b) These ratios represent non-GAAP measures since they exclude the balance sheet impact of intangible assets acquired through acquisitions on both total stockholders' equity and total assets. Additional information regarding the calculation of these ratios is included at the end of this release.

PROVISION FOR LOAN LOSSES INFORMATION

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
(in $000’s)	2011	2011	2010	2011	2010
Provision for Loan Losses
Provision for checking account overdrafts	$147	$165	$133	$418	$551
(Recovery of) provision for other loan losses	(620)	700	6,819	7,580	26,365
Net (recovery of) provision for loan losses	$(473)	$865	$6,952	$7,998	$26,916

Net Charge-Offs
Gross charge-offs	$2,352	$1,242	$7,924	$15,844	$30,180
Recoveries	1,329	424	528	4,797	2,773
Net charge-offs	$1,023	$818	$7,396	$11,047	$27,407

Net Charge-Offs by Type
Commercial real estate	$518	$347	$6,726	$8,780	$24,246
Commercial and industrial	(72)	(16)	61	304	1,061
Residential real estate	302	267	289	957	904
Real estate, construction	—	—	—	—	68
Consumer	126	59	109	252	403
Home equity lines of credit	7	4	65	315	97
Deposit account overdrafts	142	157	146	439	628
Total net charge-offs	$1,023	$818	$7,396	$11,047	$27,407

Net charge-offs as a percent of loans (annualized)	0.43%	0.34%	2.93%	1.16%	2.66%

SUPPLEMENTAL INFORMATION

	December 31,	September 30,	June 30,	March 31,	December 31,
(in $000’s, end of period)	2011	2011	2011	2011	2010

Trust assets under management	$821,659	$776,165	$846,052	$852,972	$836,587
Brokerage assets under management	$262,196	$249,550	$265,384	$260,134	$256,579
Mortgage loans serviced for others	$275,715	$262,992	$259,352	$258,626	$250,630
Employees (full-time equivalent)	513	540	537	543	534

CONSOLIDATED AVERAGE BALANCE SHEETS AND NET INTEREST INCOME

	Three Months Ended
	December 31, 2011			September 30, 2011			December 31, 2010
(in $000’s)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$8,623	$4	0.22%	$8,225	$4	0.21%	$53,823	$34	0.25%
Investment securities (a)(b)	676,550	6,518	3.85%	672,346	6,498	3.86%	645,220	6,987	4.33%
Gross loans (a)	948,598	12,225	5.12%	944,397	12,178	5.13%	1,001,448	13,705	5.44%
Allowance for loan losses	(25,695)			(27,197)			(29,646)
Total earning assets	1,608,076	18,747	4.64%	1,597,771	18,680	4.66%	1,670,845	20,726	4.94%

Intangible assets	64,451			64,538			64,860
Other assets	137,664			139,909			146,264
Total assets	$1,810,191			$1,802,218			$1,881,969

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$136,665	$20	0.06%	$135,942	$47	0.14%	$121,664	$49	0.16%
Interest-bearing demand accounts	238,860	267	0.44%	249,787	316	0.50%	232,144	632	1.08%
Money market deposit accounts	264,378	135	0.20%	258,102	185	0.28%	301,317	351	0.46%
Brokered certificates of deposits	64,396	549	3.38%	66,074	557	3.34%	90,514	698	3.06%
Retail certificates of deposit	415,887	1,968	1.88%	413,785	2,227	2.14%	434,056	2,602	2.38%
Total interest-bearing deposits	1,120,186	2,939	1.04%	1,123,690	3,332	1.18%	1,179,695	4,332	1.46%

Short-term borrowings	50,674	18	0.14%	48,856	24	0.20%	49,992	53	0.41%
Long-term borrowings	165,939	1,729	4.10%	170,476	1,780	4.11%	185,871	1,934	4.10%
Total borrowed funds	216,613	1,747	3.17%	219,332	1,804	3.24%	235,863	1,987	3.32%
Total interest-bearing liabilities	1,336,799	4,686	1.39%	1,343,022	5,136	1.51%	1,415,558	6,319	1.77%

Non-interest-bearing deposits	236,405			226,506			218,288
Other liabilities	12,248			11,524			14,317
Total liabilities	1,585,452			1,581,052			1,648,163

Preferred equity	17,104			17,869			38,632
Common equity	207,635			203,297			195,174
Stockholders’ equity	224,739			221,166			233,806
Total liabilities and equity	$1,810,191			$1,802,218			$1,881,969

Net interest income/spread (a)		$14,061	3.25%		$13,544	3.15%		$14,407	3.17%
Net interest margin (a)			3.49%			3.39%			3.44%

(a) Information presented on a fully tax-equivalent basis.
(b) Average balances are based on carrying value.

	Year Ended
	December 31, 2011			December 31, 2010
(in $000’s)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$11,522	$24	0.21%	$36,508	$91	0.25%
Investment securities (a)(b)	669,765	26,717	3.99%	714,500	33,349	4.67%
Gross loans (a)	950,951	49,525	5.21%	1,029,903	57,437	5.58%
Allowance for loan losses	(27,259)			(29,597)
Total earning assets	1,604,979	76,266	4.75%	1,751,314	90,877	5.19%

Intangible assets	64,621			65,153
Other assets	141,479			145,260
Total assets	$1,811,079			$1,961,727

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$134,752	$184	0.14%	$120,301	$193	0.16%
Interest-bearing demand accounts	242,496	1,645	0.68%	234,503	2,614	1.11%
Money market deposit accounts	266,273	789	0.30%	291,632	2,171	0.74%
Brokered certificates of deposits	70,417	2,308	3.28%	102,153	2,994	2.93%
Retail certificates of deposit	419,226	9,003	2.15%	451,746	11,150	2.47%
Total interest-bearing deposits	1,133,164	13,929	1.23%	1,200,335	19,122	1.59%

Short-term borrowings	47,114	104	0.22%	58,897	262	0.44%
Long-term borrowings	171,776	7,121	4.11%	238,452	10,049	4.18%
Total borrowed funds	218,890	7,225	3.27%	297,349	10,311	3.44%
Total interest-bearing liabilities	1,352,054	21,154	1.56%	1,497,684	29,433	1.96%

Non-interest-bearing deposits	228,093			210,310
Other liabilities	11,435			14,336
Total liabilities	1,591,582			1,722,330

Preferred equity	19,492			38,594
Common equity	200,005			200,803
Stockholders’ equity	219,497			239,397
Total liabilities and equity	$1,811,079			$1,961,727

Net interest income/spread (a)		$55,112	3.19%		$61,444	3.23%
Net interest margin (a)			3.43%			3.51%

(a) Information presented on a fully tax-equivalent basis.
(b) Average balances are based on carrying value.

NON-GAAP FINANCIAL MEASURES
The following non-GAAP financial measures used by Peoples provide information useful to investors in understanding Peoples' operating performance and trends, and facilitate comparisons with the performance of Peoples' peers. The following tables summarize the non-GAAP financial measures derived from amounts reported in Peoples' consolidated financial statements:

	December 31,	September 30,	June 30,	March 31,	December 31,
(in $000’s, end of period)	2011	2011	2011	2011	2010

Tangible Equity:
Total stockholders' equity, as reported	$206,657	$224,530	$218,527	$210,485	$230,681
Less: goodwill and other intangible assets	64,475	64,489	64,602	64,765	64,870
Tangible equity	$142,182	$160,041	$153,925	$145,720	$165,811

Tangible Common Equity:
Tangible equity	$142,182	$160,041	$153,925	$145,720	$165,811
Less: preferred stockholders' equity	—	17,875	17,862	17,850	38,645
Tangible common equity	$142,182	$142,166	$136,063	$127,870	$127,166

Tangible Assets:
Total assets, as reported	$1,794,161	$1,805,743	$1,802,703	$1,801,590	$1,837,985
Less: goodwill and other intangible assets	64,475	64,489	64,602	64,765	64,870
Tangible assets	$1,729,686	$1,741,254	$1,738,101	$1,736,825	$1,773,115

Tangible Book Value per Share:
Tangible common equity	$142,182	$142,166	$136,063	$127,870	$127,166
Common shares outstanding	10,507,124	10,489,400	10,478,149	10,474,507	10,457,327

Tangible book value per share	$13.53	$13.55	$12.99	$12.21	$12.16

Tangible Equity to Tangible Assets Ratio:
Tangible equity	$142,182	$160,041	$153,925	$145,720	$165,811
Total tangible assets	$1,729,686	$1,741,254	$1,738,101	$1,736,825	$1,773,115

Tangible equity to tangible assets	8.22%	9.19%	8.86%	8.39%	9.35%

Tangible Common Equity to Tangible Assets Ratio:
Tangible common equity	$142,182	$142,166	$136,063	$127,870	$127,166
Tangible assets	$1,729,686	$1,741,254	$1,738,101	$1,736,825	$1,773,115

Tangible common equity to tangible assets	8.22%	8.16%	7.83%	7.36%	7.17%

END OF RELEASE